Exhibit 99.2
Hayes Lemmerz Announces Agreement for the Sale of its Commercial Highway Hub & Drum Business
Northville, Michigan — October 20, 2005 — Hayes Lemmerz International, Inc. (NASDAQ: HAYZ) today announced that it has entered into a stock purchase agreement for the sale of its Commercial Highway Hub and Brake Drum business to Precision Partners Holding Company, a multi-national supplier of complex precision machined components, tooling, and assemblies. This transaction does not include the Company’s Automotive Brake Business that manufactures brake components for the passenger car and light truck market.
Under the terms of the stock purchase agreement, Hayes Lemmerz agreed to sell all of the issued and outstanding shares of capital stock of certain subsidiaries which operate the Company’s Commercial Highway Hub and Drum business for approximately $51 million. The Hub and Drum business includes the Company’s operations in Berea, Kentucky, Chattanooga, Tennessee and in Mexico City, Mexico. Annual sales for these operations are approximately $110 million and they employ approximately 545 people.
Hayes Lemmerz intends to use a portion of the net proceeds from the sale to reduce the principal amount of its Term B loan and a portion to provide additional liquidity as permitted by the Company’s Amended and Restated Credit Agreement.
The transaction is subject to certain closing conditions and is expected to close on or before November 30, 2005. However, there can be no assurance that the conditions to closing will be satisfied or that the closing will occur on or before November 30, 2005, or at all.
“The Commercial Highway Hub and Drum business is performing well financially. With a solid customer base, excellent brand and great people, it has significant growth opportunities in its target markets,” said Curtis Clawson, President, CEO and Chairman of the Board. “This transaction, however, will enhance liquidity and will help focus the Company on core products in select geographic areas.”
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 39 facilities and approximately 11,000 employees worldwide.
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162